Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 23, 2008, with respect to the consolidated statement of financial condition of Anchor Mutual Savings Bank and Subsidiary as of June 30, 2008 and 2007, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended June 30, 2008, which is included in the Registration Statement (Form S-1) of Anchor Bancorp and related Prospectus for the registration of between 3,825,000 and 5,951,250 shares of common stock.

Spokane, Washington
October 24, 2008